EXHIBIT (a)(5)(E)

Skyline Medical Announces Termination of Unit Exchange Offer for Outstanding Units Issued in August 2015

MINNEAPOLIS, March 02, 2016 (GLOBE NEWSWIRE) -- Skyline Medical Inc. (NASDAQ:SKLN) (NASDAQ:SKLNU) today announced the termination of its previously announced offer (the “Exchange Offer”) to issue new Units (the “New Units”) in exchange for the outstanding Units sold in the August 2015 offering (NASDAQ:SKLNU) (the “Existing Units”). The Exchange Offer expired at 5:00 p.m., Eastern Time, on February 26, 2016. None of the Existing Units were accepted for exchange in the Exchange Offer.

Important Notice
This press release is for informational purposes only and is neither an offer to exchange nor a solicitation of an offer to exchange any of the Company’s securities.

About Skyline Medical Inc.
Skyline Medical Inc. produces a fully automated, patented, FDA-cleared, waste fluid disposal system that virtually eliminates staff exposure to blood, irrigation fluid and other potentially infectious fluids found in the healthcare environment. Antiquated manual fluid handling methods — which require hand carrying and emptying filled fluid canisters — present an exposure risk and potential liability. Skyline Medical's STREAMWAY System fully automates the collection, measurement and disposal of waste fluids and is designed to: 1) reduce overhead costs to hospitals and surgical centers, 2) improve compliance with Occupational Safety and Health Association (OSHA) and other regulatory agency safety guidelines, 3) improve efficiency in the operating room, and radiology and endoscopy departments — leading to greater profitability, and 4) provide greater environmental stewardship by helping to eliminate the approximately 50 million potentially disease-infected canisters that go into landfills annually in the United States. For additional information, please visit: www.skylinemedical.com.

Forward-looking Statements:
Certain of the matters discussed in this announcement contain forward-looking statements that involve material risks to and uncertainties in the Company's business that may cause actual results to differ materially from those anticipated by the statements made herein. Such risks and uncertainties include, among other things, current negative operating cash flows and a significant balance of debts, liabilities and cash obligations that are either considered past due or that will become due in calendar 2015; the terms of any further financing, which may be highly dilutive and may include onerous terms; the features of the Company’s Series A Warrants that include a cashless exercise feature that has the potential to be highly dilutive, and the existence of which may depress the price of our common stock regardless of the Company’s business performance; unexpected costs and operating deficits, and lower than expected sales and revenues; uncertain willingness and ability of customers to adopt new technologies and other factors that may affect further market acceptance, if our product is not accepted by our potential customers, it is unlikely that we will ever become profitable, adverse economic conditions; adverse results of any legal proceedings; the volatility of our operating results and financial condition; inability to attract or retain qualified senior management personnel, including sales and marketing personnel; our ability to establish and maintain the proprietary nature of our technology through the patent process, as well as our ability to possibly license from others patents and patent applications necessary to develop products; the Company's ability to implement its long range business plan for various applications of its technology; the Company's ability to enter into agreements with any necessary marketing and/or distribution partners; the impact of competition, the obtaining and maintenance of any necessary regulatory clearances applicable to applications of the Company's technology; and management of growth and other risks and uncertainties that may be detailed from time to time in the Company's reports filed with the Securities and Exchange Commission, which are available for review at www.sec.gov.  This is not a solicitation to buy or sell securities and does not purport to be an analysis of the Company's financial position. See the Company's most recent Annual Report on Form 10-K, and subsequent reports and other filings at www.sec.gov.

Contact:
Investor and Media Contact:
Garth Russell
KCSA Strategic Communications
212-896-1250
skyline@kcsa.com